                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            SEVEN-UP/RC BOTTLING OF
                           SOUTHERN CALIFORNIA, INC.
                                       AT

                              $12.00 NET PER SHARE

                                       BY

                             DPB ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                      DR PEPPER BOTTLING COMPANY OF TEXAS

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON THURSDAY, APRIL 3, 1997, UNLESS EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (A) DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND (B) RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY THE HOLDERS OF COMPANY COMMON STOCK.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH WOULD REPRESENT, ON A FULLY DILUTED BASIS, AT LEAST 65% OF THE OUTSTANDING SHARES, (B) THE FUNDING CONDITION (AS DEFINED HEREIN), AND (C) RECEIPT OF THE REQUISITE CONSENTS (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.
                             ---------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or a portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                  -------------------------------------------

                      The Dealer Manager for the Offer is:

                             CHASE SECURITIES INC.
                  -------------------------------------------

March 7, 1997

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    3
 1.  Terms of the Offer..........................................    5
 2.  Acceptance for Payment and Payment for Shares...............    6
 3.  Procedure for Tendering Shares..............................    7
 4.  Withdrawal Rights...........................................    9
 5.  Certain Federal Income Tax Consequences of the Offer and the
     Merger......................................................   10
 6.  Price Range of the Shares; Dividends on the Shares..........   11
 7.  Effect of the Offer on the Market for the Shares and
     Exchange Act Registration...................................   12
 8.  Certain Information Concerning the Company..................   12
 9.  Certain Information Concerning Purchaser and Parent.........   14
10.  Source and Amount of Funds..................................   16
11.  Background of the Offer.....................................   20
12.  Purpose of the Offer and the Merger; Plans for the Company;
     the Merger Agreement; Other Matters.........................   21
13.  Dividends and Distributions.................................   28
14.  Certain Conditions of the Offer.............................   29
15.  Certain Legal Matters.......................................   31
16.  Fees and Expenses...........................................   32
17.  Miscellaneous...............................................   33
Schedule I -- Directors and Executive Officers of Holdings,
  Parent and Purchaser...........................................  I-1

To the Holders of Common Stock of
Seven-Up/RC Bottling Company of Southern California, Inc.:

                                  INTRODUCTION

     DPB Acquisition Corp., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Dr Pepper Bottling Company of Texas, a Texas corporation ("Parent"), hereby offers to purchase all of the outstanding shares of the common stock, $.01 par value ("Shares"), of Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation (the "Company"), at a purchase price of $12.00 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 28, 1997, among Parent, Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger. In the Merger, each issued and outstanding Share (other than Shares owned by stockholders of the Company who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares under Delaware law ("Dissenting Shares") and Shares directly or indirectly owned by the Company, Parent, Purchaser or any other subsidiary of Parent) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive the Offer Price in cash, without interest and less any required withholding taxes (the "Merger Consideration").

     The Board of Directors of the Company (the "Board") has unanimously (i) determined that each of the Merger Agreement, the Offer and the Merger is fair to and in the best interests of the stockholders of the Company (the "Stockholders"), and (ii) resolved to recommend acceptance of the Offer, approval and adoption of the Merger Agreement and approval of the Merger by the Stockholders.

     Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan Lokey"), the Company's financial advisor, has delivered to the Company its written opinion, dated February 28, 1997, that the consideration to be received by holders of the Shares pursuant to the Offer and the Merger is fair to such Stockholders from a financial point of view. A copy of the opinion of Houlihan Lokey is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer. A copy of the Schedule 14D-9 is being furnished to the Stockholders concurrently herewith.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1 below) that number of Shares (the "Minimum Number of Shares") which would represent, on a fully diluted basis, at least 65% of the outstanding Shares (the "Minimum Tender Condition"), (ii) the Funding Condition (as defined in Section 14 hereof) and (iii) the receipt of the "Requisite Consents" (as defined in Section 14 hereof). The Offer is also subject to certain other conditions. See Sections 1 and 14.

     The Company has informed Purchaser that, as of February 28, 1997, (i) 5,000,000 Shares were issued and outstanding; (ii) 382,022 Shares were reserved for issuance upon the exercise of outstanding stock options issued pursuant to the 1996-1997 Stock Option Plan (the "Stock Option Plan") of the Company; (iii) 337,079 Shares were reserved for issuance upon the exercise of outstanding stock options issued pursuant to the First Amended Joint Plan of Reorganization of the Company and Beverage Group Acquisition Corporation dated as of June 19, 1996 and as approved by the United States Bankruptcy Court, District of Delaware (the "Plan of Reorganization"); and (iv) 280,899 Shares were reserved for issuance upon the exercise of outstanding warrants issued pursuant to the Plan of Reorganization. Based on the foregoing, at least 3,900,000 Shares must be validly tendered and not withdrawn in the Offer in order for the Minimum Tender Condition to be met.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote of the Stockholders. Under the Delaware General Corporation Law ("DGCL"), the Stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by Purchaser and its affiliates. If the Minimum Tender Condition is met and the Offer is consummated, Purchaser will own a sufficient number of shares to cause the Merger to be approved. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the "short-form" merger provisions of
Section 253 of the DGCL, without prior notice to, or any action by, any other Stockholder. In each event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

     The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer or the Merger. Purchaser will pay all charges and expenses of Chase Securities Inc., as the dealer manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as the depositary (the "Depositary"), and ChaseMellon Shareholder Services, L.L.C., as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Company and Bart S. Brodkin, the President and Chief Executive Officer of the Company, are parties to a Second Amended and Restated Management Agreement, dated as of January 22, 1997 (the "Brodkin Management Agreement"), which sets forth the principal terms of Mr. Brodkin's employment by the Company. The Company and Rick Ferguson, the Chief Financial Officer of the Company, are parties to a Management Agreement, dated as of February 10, 1997 ("Ferguson Management Agreement"), which provides for the payment of certain amounts to Mr. Ferguson upon the termination of his employment under certain circumstances following a "change of control" of the Company. As a condition to the execution and delivery of the Merger Agreement, Parent required (i) the Company and Mr. Brodkin to enter into an agreement amending certain of the terms of the Brodkin Management Agreement (the "Brodkin Amendment") and (ii) the Company and Mr. Ferguson to enter into an agreement terminating the Ferguson Management Agreement (the "Ferguson Agreement"). Parent is a third party beneficiary of the Brodkin Amendment and the Ferguson Agreement, neither of which may be amended without Parent's prior written consent. Both the Brodkin Amendment and the Ferguson Agreement will become effective immediately prior to the Purchaser's purchase of Shares in the Offer; absent such purchase, the Brodkin Management Agreement and the Ferguson Management Agreement will remain in full force and effect.

     The Brodkin Amendment, among other things, will significantly amend certain of the provisions regarding severance payments to, and continued fringe benefits for, Mr. Brodkin following the termination of his employment. In this regard, the special provisions requiring the Company to pay to Mr. Brodkin an amount equal to three times his base salary and bonus and to maintain certain benefits for him for 36 months if his employment is terminated under certain circumstances following a "change of control" of the Company will be eliminated. In addition, under the Brodkin Amendment, the circumstances constituting "good reason" under which Mr. Brodkin may resign and obtain severance benefits will be significantly narrowed and certain procedural requirements for the benefit of Mr. Brodkin that would have been applicable if he had been terminated under certain circumstances constituting "cause" will be terminated. Also, the Brodkin Amendment will eliminate Mr. Brodkin's right to receive certain severance payments in the event he resigns other than for "good reason". The Brodkin Management Agreement provides for automatic successive one year renewals, absent contrary notice by the Company or Mr. Brodkin; pursuant to the Brodkin Amendment, the automatic extension is limited to one additional year, and such extension is still subject to neither party giving contrary notice. The Brodkin Amendment will not alter the base salary provided under the Brodkin Management Agreement or Mr. Brodkin's rights to participate in the Company's annual bonus program. The Ferguson Agreement will result in the termination of the Ferguson Management Agreement.

     The foregoing summaries of certain of the terms of the Brodkin Amendment and the Ferguson Agreement are not complete descriptions of the respective agreements and are qualified in their entireties by reference to the full texts thereof, which are incorporated by reference herein and copies of which have been filed with the Commission as exhibits to the Schedules 14D-1. The Brodkin Management Agreement, the Ferguson Management Agreement, the Brodkin Amendment and the Ferguson Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 below.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 below prior to the Expiration Date. As used in the Offer, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, April 3, 1997, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In the event that the Offer is not consummated, Purchaser may seek to acquire Shares through open market purchases, privately negotiated transactions, or otherwise, upon such terms and conditions and at such prices as it shall determine, which may be more or less than the Offer Price and could be for cash or other consideration.

     The Offer is conditioned upon, among other things, satisfaction of each of the Minimum Tender Condition and the Funding Condition (as defined herein), receipt of the Requisite Consents, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). The Offer is also subject to certain other conditions set forth in Section 14 below. Subject to the terms of the Merger Agreement, including in certain instances the Company's consent, Purchaser expressly reserves the right (but shall not be obligated) to waive any or all of the conditions of the Offer. Subject to the terms of the Merger Agreement, including in certain instances the Company's consent, if by the Expiration Date any or all of the conditions of the Offer are not satisfied or waived, Purchaser reserves the right (but shall not be obligated) to (i) extend the period during which the Offer is open and, subject to the rights of tendering Stockholders to withdraw their Shares, retain all tendered Shares until the Expiration Date, (ii) waive or reduce the Minimum Tender Condition or waive any or all of the conditions of the Offer and, subject to complying with applicable rules and regulations of the Commission, accept for payment or purchase all validly tendered Shares and not extend the Offer, or
(iii) terminate the Offer and not accept for payment any Shares and return promptly all tendered Shares to tendering Stockholders.

     Pursuant to the terms of the Merger Agreement, Parent and Purchaser expressly reserved the right to amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser may not (and Parent shall not cause Purchaser to) (i) decrease the Offer Price or the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change, in any material respect, the conditions to the Offer, (iii) impose additional material conditions to the Offer, (iv) waive the Minimum Tender Condition, (v) extend the Expiration Date (except that Purchaser may extend the Expiration Date (a) as required by law, or (b) for such periods as Purchaser may reasonably deem necessary (but not to a date later than the 45th calendar day after the date of commencement) in the event that any condition to the Offer is not satisfied) (although there can be no assurance that Purchaser will exercise its right to extend the Offer), or (vi) amend any term of the Offer in any manner materially adverse to holders of Shares; provided, however, that, except as set forth above, Purchaser may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the conditions to the Offer,

Purchaser shall accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     The Commission has announced that, under its interpretation of Rules 14d-4(c) and 14d-6(d) under the Exchange Act, material changes in the terms of a tender offer or information concerning a tender offer may require that the tender offer be extended so that it remains open a sufficient period of time to allow security holders to consider such material changes or information in deciding whether or not to tender or withdraw their securities. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. If Purchaser decides to increase or, subject to the consent of the Company, to decrease the consideration in the Offer, to make a change in the percentage of Shares sought or, subject to the consent of the Company, to change or waive the Minimum Tender Condition and, if at the time that notice of any such changes is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days.

     Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Commission promulgated under the Exchange Act), and to the terms of the Merger Agreement, at any time or from time to time, to delay acceptance for payment of or payment for any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 below, by giving oral or written notice of such delay in payment or termination to the Depositary. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. Any delay in acceptance for payment or payment beyond the time permitted by applicable law will be effectuated by an extension of the period of time during which the Offer is open.

     Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.

     The Company has provided Purchaser with its stockholder list as of February 28, 1997 and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list as of February 28, 1997 or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and, under the terms of the Offer, pay for Shares that are validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the later of the following dates: (i) the Expiration Date and (ii) the date of satisfaction or waiver of all of the conditions to the Offer set forth herein. Purchaser expressly reserves the right, in its discretion, subject to applicable laws and regulations, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or condition contained herein. See Section 14 below.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to such Shares) and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees, and all other documents required by the Letter of Transmittal. See Section 3 below.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in
Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the Offer Price be paid by Purchaser, regardless of any delay in making such payment.

     If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer, into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its or Parent's affiliates the right to purchase Shares tendered pursuant to the Offer; however no such transfer or assignment will release Purchaser from its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing Shares must be received by the Depositary at any such address prior to the Expiration Date or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary prior to the Expiration Date or (b) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee. Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act) or of the National Association of Securities Dealers, Inc. (the "NASD"), or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" (as defined in Rule 17Ad-15 under the Exchange
Act) (each of the foregoing constituting an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be issued to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are compiled with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary by 5 p.m. on the third business day after the date of execution of such Notice of Guaranteed Delivery.

     THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR TRANSMITTED BY FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY.

     IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) such Shares, and a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantee and all other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE PAYMENTS MADE TO STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES ACQUIRED PURSUANT TO THE OFFER OR THE MERGER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL AND SECTION 5 BELOW.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time or receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or to amend any of the conditions of the Offer. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as his attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares, on or after the date of the Offer. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder with respect to such Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by such Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of such Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares, including voting at any meeting of Stockholders then scheduled.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after May 5, 1997. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser hereunder, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to form and validity (including time of receipt) of notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

     The following is a summary of the material federal income tax consequences of the Offer and the Merger to Stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). The discussion applies only to Stockholders in whose hands Shares are capital assets, and may not apply to holders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     Receipt of the Offer Price or the Merger Consideration. The receipt by a Stockholder of the Offer Price or the Merger Consideration (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights) in exchange for such Shares will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a Stockholder will recognize gain (or loss) equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain (or loss) must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain (or loss) will be capital gain (or loss) and will be long-term gain

(or loss) if, on the date of sale (or, if applicable, the Effective Time), the Shares were held for more than one year. President Clinton has proposed legislation which would require a holder to determine adjusted basis for Shares based on the average of such holder's total adjusted basis for Shares. Among other things, such proposal may affect the federal income tax consequences of the receipt of the Offer Price or the Merger Consideration by Stockholders holding blocks of Shares with different holding periods. However, it is not possible to predict whether such proposal will be enacted into law or, if so, whether such legislation will apply to the Offer or to the Merger.

     Backup Withholding. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the Stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN,
(c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Any amounts withheld from a payment to a Stockholder under the backup withholding rules will be allowed as a credit against such Stockholder's federal income tax liability; provided that the required information is provided to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     Prior to September 6, 1996 (on or about such date), there was no established public trading market for the Shares. On or about September 6, 1996, the Common Stock began trading on the over-the-counter market under the symbol "SURC," and prices were quoted in the Pink Sheets (the "Pink Sheets") operated by the National Quotation Bureau Inc. Shortly thereafter, the Shares were listed on the OTC Bulletin Board. The following table sets forth on a per share basis, for the periods indicated, the high and low sales prices of the Shares as reported in the Pink Sheets and on the OTC Bulletin Board. Such over-the-counter market quotations in the Pink Sheets and the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                 PRICE RANGE
                                                              -----------------
                                                               HIGH        LOW
                                                              ------      -----
Fiscal 1996:
  Third Quarter.............................................  $10.13      $9.00
  Fourth Quarter............................................   11.88       9.13
Fiscal 1997:
  First Quarter (through March 6, 1997).....................   12.00       9.88

     Since August 15, 1996 (the date on which the Company emerged from bankruptcy), the Company has not declared or paid cash dividends on the Shares. The Merger Agreement prohibits the Company from declaring or paying dividends until the consummation of the Merger.

     On February 28, 1997, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per Share as reported on the OTC Bulletin Board was $11.38. On March 6, 1997, the last full trading day prior to the date of this Offer to Purchase, the closing price per Share as reported on the OTC Bulletin Board was $11.75.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES AND EXCHANGE ACT
   REGISTRATION

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The extent of the public market for the Shares after commencement of the Offer will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

     Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

     The Shares are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not held by more than 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and could make certain provisions of the Exchange Act no longer applicable to the Company such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices located at 3220 East 26th Street, Vernon, California 90023. According to the Company's annual report on Form 10-K, the Company is among the largest beverage distributors in the United States and is the largest bottler of Seven-Up in the United States. The Company manufactures and distributes a broad range of beverage products in Southern California, Central California, and in portions of Nevada and New Mexico. The Company has the exclusive right within its territories to manufacture and/or distribute Seven-Up (lemon-lime), Royal Crown
(cola), A&W (root beer and cream soda), Sunkist (orange and lemonade), Hawaiian Punch (fruit punch), Schweppes (ginger-ale and mixers), Evian (imported still water), Perrier (imported mineral water), Welch's (grape, strawberry and pineapple), and Yoo-Hoo (chocolate drink). The Company distributes almost all of its products directly to 35,000 retail outlets, including supermarkets, warehouse clubs, convenience stores, and other retail establishments, that serve a combined population of over 30 million consumers through the Company's core direct-store-door distribution system.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the Company's annual report on Form 10-K for the fiscal year ended December 31, 1995, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                                                            REORGANIZED
                                                   PREDECESSOR COMPANY(1)                   COMPANY(1)
                                   ------------------------------------------------------   -----------
                                                                 UNAUDITED    UNAUDITED
                                                                   NINE      SEVEN MONTHS    UNAUDITED
                                                                  MONTHS     AND 15 DAYS     FORTY-SIX
                                     YEAR ENDED DECEMBER 31,       ENDED        ENDED       DAYS ENDED
                                   ---------------------------   SEPT. 30,     AUG. 15,      SEPT. 30,
                                       1994           1995         1995          1996          1996
                                   ------------   ------------   ---------   ------------   -----------
Net Sales........................    $413,840       $396,725     $306,473      $202,844       $33,518
Operating income (loss)..........       5,816         (9,347)      (6,380)         (433)         (723)
Income (loss) before income
  taxes, reorganization expenses
  and extraordinary items........     (15,715)       (32,194)     (23,558)       20,408          (986)
Provision for income taxes.......         185              0            0           345            28
Income (loss) before
  extraordinary items............     (15,900)       (32,194)     (23,558)      (15,306)       (1,014)
Extraordinary items..............           0              0            0        77,239(2)          0
Net (loss) income................     (15,900)       (32,194)     (23,558)       61,933        (1,014)

CONSOLIDATED BALANCE SHEET DATA:

                                                                                             REORGANIZED
                                                       PREDECESSOR COMPANY(1)                COMPANY(1)
                                            ---------------------------------------------   -------------
                                                 AS OF DECEMBER 31,             AS OF           AS OF
                                            -----------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                1994            1995            1995            1996
                                            -------------   -------------   -------------   -------------
                                                                             (UNAUDITED)     (UNAUDITED)
Cash......................................    $  6,982        $  5,949        $  4,360         $ 3,291
Property, plant and equipment, net........      87,388          79,945          81,555          33,551
Total assets..............................     243,834         192,133         204,595          96,463
Total current liabilities (3).............      81,312          63,512          61,983          49,231
Total debt (4)............................     191,661         189,954         195,309          18,246
Stockholders' equity......................     (29,139)        (61,333)        (52,697)         28,986

---------------

(1) On May 13, 1996 the Company and its immediate holding company parent, Beverage Group Acquisition Corporation, filed voluntary petitions for reorganization relief under Chapter 11 of the bankruptcy code in the U.S. Bankruptcy Court for the District of Delaware. On August 15, 1996, the Plan of Reorganization was consummated (the "Consummation Date") and the Company emerged as a reorganized company from Chapter 11. Due to the reorganization and implementation of fresh start reporting, the Condensed Consolidated Financial Statements for the new reorganized company (period starting August 15, 1996) are not comparable to those of the predecessor company. The predecessor company included the Company and Seven-Up/RC Bottling Company of Puerto Rico, Inc. through the date of its disposition on June 30, 1996. The reorganized company includes the operations of the Company subsequent to the Consummation Date.

(2) Represents the write-off of debt issuance costs related to the predecessor company revolving credit facility and the gain resulting from the discharge of indebtedness of the senior secured notes.

(3) Total current liabilities exclude current portion of long-term debt.

(4) Total debt includes current portion of long-term debt.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The

Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon payment of the Commission's prescribed fees by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     Projections. To the knowledge of Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future economic performance. However, in connection with Parent's due diligence investigation of the Company, Bart Brodkin, President and Chief Executive Officer of the Company, provided the following estimates (the "EBITDA Projections") of the "minimum" and "maximum" amount of earnings before interest, taxes, depreciation and amortization ("EBITDA") for the years ending December 31, 1997 through 2001:
1997 -- $12 million and $14 million; 1998 -- $14 million and $15.5 million;
1999 -- $15.5 million and $17 million; 2000 -- $17 million and $18.5 million; and 2001 -- $18.5 million and $20 million.

     THE EBITDA PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS, NOR WERE THEY PREPARED IN ACCORDANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF FINANCIAL PROJECTIONS. THE EBITDA PROJECTIONS ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND PURCHASER IN CONNECTION WITH THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EBITDA PROJECTIONS. THE EBITDA PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE EBITDA PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE EBITDA PROJECTIONS. THE INCLUSION OF THE EBITDA PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE EBITDA PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE EBITDA PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE EBITDA PROJECTIONS. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE EBITDA PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE EBITDA PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE EBITDA PROJECTIONS ARE SHOWN TO BE IN ERROR.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     Purchaser, a Delaware corporation, was organized to acquire all the outstanding Shares pursuant to the Merger Agreement and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser (the "Purchaser Stock") is owned by Parent. The principal executive offices of Purchaser are located at 2304 Century Center Blvd., Irving, Texas 75062.

     Parent, a Texas corporation, is the largest independent franchise bottler of DR PEPPER brand products, accounting for approximately 12% of the total volume of such products, and is one of the largest independent soft drink bottlers (i.e., bottlers that have no affiliations with either The Coca-Cola Company or PepsiCo, Inc.), in the United States. Parent produces, markets and distributes carbonated soft drinks pursuant to franchise agreements with companies owning the rights to various soft drink formulae. Principal products are bottled and canned under franchises from Cadbury Beverages North America, Inc. and its affiliates (DR PEPPER, SEVEN-UP, CANADA DRY, SUNKIST, A & W, SQUIRT and WELCH'S brand products, and COUNTRYTIME Lemonade), Triarc Companies and its affiliates (RC brand products), Big Red, Inc. (BIG RED) and Tetley Tea, Inc. (TETLEY Tea). Parent also distributes certain other non-carbonated soft drinks, including SNAPPLE and ARIZONA brand products and the leading bottled water, EVIAN, within defined territories pursuant to distribution agreements with various companies. The Company's three major franchise territories are Dallas/Fort Worth, Houston, and Waco, Texas. Parent's products compete principally in the non-cola segments of the soft drink market, which represented in the aggregate approximately 43% of the total soft drink sales volume through supermarkets and grocery stores in Parent's franchise territories in 1996. The principal executive offices of Parent are located at 2304 Century Center Blvd., Irving, Texas 75062.

     The following table presents selected operating, balance sheet and other data of Parent as of and for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996.

                                                                                 NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,   -----------------------------
                                                 -----------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                    1994         1995          1995           1996(A)
                                                 ----------   ----------   -------------   -------------
                                                                            (UNAUDITED)     (UNAUDITED)
                                                                     (IN THOUSANDS)
OPERATING DATA:
  Net sales....................................    $332,204     $366,762     $279,247        $298,757
  Operating profit.............................      35,995       38,728       32,046          41,318
  Other expense (income):
     Interest..................................      22,392       20,872       15,790          15,037
     Other expense (income)....................         983          731          657             (12)
  Net earnings (loss)..........................      12,480       16,591       15,407          25,458
OTHER DATA:
  Depreciation.................................       9,273        9,377        6,948           7,243
  Amortization of excess cost over net assets
     of business acquired......................       5,519        5,371        4,002           4,431
  Amortization of debt issuance costs..........       1,384        1,384        1,038           1,038
  Additions to property, plant and equipment,
     net(b)....................................      10,644        9,923        6,275           4,866
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital..............................      (9,818)     (13,729)      (3,487)         (7,804)
  Total assets.................................     237,816      239,076      245,104         250,270
  Long term debt, less current maturities......     199,261      187,225      187,012         169,307
  Stockholders' equity (deficit)...............     (25,113)     (20,622)      (9,705)          4,835

---------------

(a) The operating data for the nine months ended September 30, 1996 reflect the impact of the acquisition of all of the operating assets of Corsicana Dr Pepper Bottling Co. for the period from January 16, 1996 through September 30, 1996.

(b) Additions to property, plant and equipment are presented net of proceeds received upon the disposition of such assets.

     Holdings, a Delaware corporation, is a holding company, the primary asset of which is the common stock of the Parent. The principal executive offices of Holdings are located at 2304 Century Center Blvd., Irving, Texas 75062.

     During the last five years, neither Purchaser, Parent nor Holdings nor, to the knowledge of Purchaser, Parent or Holdings, any of the persons listed in
Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser, Parent and Holdings are set forth in Schedule I.

     Neither of Purchaser, Parent nor Holdings nor, to the knowledge of Purchaser, Parent or Holdings, any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company. Neither of Purchaser, Parent nor Holdings nor, to the knowledge of Purchaser, Parent or Holdings, any of their respective directors, executive officers or subsidiaries has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (i) neither Purchaser, Parent nor Holdings nor, to the knowledge of Purchaser, Parent or Holdings, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent or Holdings, or any of their respective subsidiaries or, to the knowledge of Purchaser, Parent or Holdings, any of the persons listed on Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

10. SOURCE AND AMOUNT OF FUNDS

     Parent and Purchaser estimate that the total amount of funds required by the Purchaser to (i) purchase all of the 5,000,000 Shares issued and outstanding, (ii) fund the net consideration payable in respect of outstanding options and warrants to purchase 1,000,000 Shares, (iii) refinance certain existing indebtedness of the Company, and (iv) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $88.8 million. Parent expects to fund up to $85 million of the foregoing amounts with additional borrowings to be provided under an amendment to Parent's existing credit agreement, as described below. Parent will advance funds to Purchaser, through capital contributions and/or loans, in such amounts as are necessary to fund Purchaser's obligations with respect to the Offer and the Merger (including the refinancing of certain obligations of the Company). Parent may, and Purchaser may use a portion of the funds obtained from Parent to, refinance certain of the obligations of the Company directly or may loan funds to the Company for the purpose of refinancing such obligations.

     The following table has been prepared by Parent and Purchaser after discussions with management of the Company and sets forth the approximate amounts, proposed sources, and uses of funds necessary to consummate the Offer and the Merger and the related refinancings:

Sources:
  Bank financing............................................  $85,000,000
  Cash on hand..............................................    3,807,585
                                                              -----------
          Total.............................................  $88,807,585
                                                              ===========
Uses:
  Purchase stock of the Company(1)..........................  $60,000,000
  Purchase of outstanding options and warrants, net(2)......    4,432,585
  Refinance estimated debt of the Company...................   22,375,000
  Transaction costs.........................................    2,000,000
                                                              -----------
          Total.............................................  $88,807,585
                                                              ===========

---------------

(1) Amount represents the amount payable to purchase the 5,000,000 Shares issued and outstanding.

(2) Amount represents the consideration payable in respect of the outstanding options and warrants to purchase 1,000,000 Shares, net of the aggregate exercise price payable by the option and warrant holders to the Company.

     Credit Facility. Parent intends to obtain the funds necessary to finance the foregoing through an amendment to Parent's existing credit agreement (the "Credit Agreement"). The terms of such amendment are described in the Commitment Letter, dated as of February 26, 1997, from Texas Commerce Bank National Association ("TCB") and Chase Securities Inc. ("CSI") to Parent (the "Bank Commitment Letter"). The following is a summary of certain material terms of the Bank Commitment Letter and the Credit Agreement. This summary is not a complete description of the terms and conditions of either document and is qualified in its entirety by reference to the full texts of such documents which are incorporated herein by reference. A copy of each of the Credit Agreement and the Bank Commitment Letter has been filed with the Commission as an exhibit to the
Schedule 14D-1 and each may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     The Credit Agreement provides for a term loan facility (the "Existing Term Loan Facility") of $40 million, all of which is outstanding, and a revolving credit facility providing for revolving borrowings of up to $35 million at any time outstanding thereunder (the "Existing Revolving Credit Facility"). No amounts are currently outstanding under the Existing Revolving Credit Facility. Parent advised TCB that Parent wished to increase the Existing Term Loan Facility by up to an additional $75 million (i.e., up to $115 million) (the "Term Loan Facility Increase") to fund the amounts payable as described herein. In addition, Parent wished to amend the Credit Agreement to permit the use of proceeds under the Existing Revolving Credit Facility to fund such amounts.

     Pursuant to the Bank Commitment Letter, CSI and TCB will solicit the consent of the existing lenders under the Credit Agreement (the "Lenders") to an amendment to the Credit Agreement (the "Amendment") to provide the Term Loan Facility Increase and to permit the use of borrowings under the Revolving Credit Facility for the purposes described herein and will offer to the Lenders the opportunity to participate in the Term Loan Facility Increase on a pro rata basis. However, if the necessary consents from, and/or participations by, the Lenders are not obtained, TCB committed (i) to provide the entire Term Loan Facility Increase and (ii) if necessary, to refinance the Existing Term Loan Facility and the Existing Revolving Credit Facility (the Existing Term Loan Facility, the Existing Revolving Credit Facility and the Term Loan Facility Increase being referred to, collectively, as the "Facility"). In the event the Lenders do not participate in providing the Term Loan Facility Increase, CSI will attempt to syndicate the Term Loan Facility Increase and its refinancing of the Existing Term Loan Facility and the Existing Revolving Credit Facility.

     The Term Loan Facility and the Revolving Credit Facility, as amended pursuant to the Amendment, will continue to mature on June 30, 1999, at which time all amounts outstanding thereunder will be due and payable in full. Amortization for the Term Loan Facility, as amended, will be based on quarterly payments of 15%, 30%, 30%, and 25% of $25.5 million in 1997, $17.5 million in 1998 and $27.5 million in 1999 due on April 15, June 30, September 30, December 31, respectively.

     The Term Loan Facility, as amended pursuant to the Amendment, will continue to provide for mandatory prepayments, in an amount not less than 75% of Excess Cash Flow, or in the event the ratio of Borrower Debt to Operating Cash Flow of Parent fall below 4.0 to 1.0 for any fiscal year, in an amount not less than 50% of Excess Cash Flow. "Borrower Debt" means Indebtedness of Parent (determined on a consolidated basis). "Indebtedness" means (without duplication), for any person, (i) all indebtedness of such person for borrowed money or arising out of any extension of credit to or for the account of such person or for the deferred purchase price of property or services, except indebtedness which is owing to trade creditors in the ordinary course of business and which is due within 90 days after the original invoice date; (ii) Indebtedness of the kind described in clause (i) which is secured by (or for which the holder of such Indebtedness has any existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property owned by such person, whether or not such person has assumed or become liable for the payment of such Indebtedness or obligations; (iii) capitalized lease obligations of such person; and (iv) all guaranties or other contingent liabilities (other than endorsements for collection in the ordinary course of business), direct or indirect, with respect to Indebtedness of the kind described in clause (i), (ii) or (iii) of another person, through an agreement or otherwise. "Excess Cash Flow" means Operating Cash Flow of Parent for any period, less cash interest payments, interest rate cap costs, scheduled principal reductions on debt, cash payments for taxes, the cash portion of capital expenditures, permitted distributions, the cash portion of the purchase price for permitted acquisitions, voluntary prepayments under the Credit Agreement and certain permitted investments, plus (or minus) the cash effect of extraordinary gains (or losses) and the amount by which Working Capital (as defined) decreases (or increases). "Operating Cash Flow" means the net income
(loss) of Parent plus depreciation, amortization, interest expense, income tax expense and all other non-cash items, adjustments for extraordinary items and losses on disposition of assets deducted from net revenues in determining net income (loss), minus all other non-cash items, adjustments for extraordinary items and gains on disposition of assets added to net revenues in determining net income (loss).

     The Term Loan Facility and the Revolving Loan Facility, as amended pursuant to the Amendment, may continue to be voluntarily prepaid at any time without premium.

     Loans under the Term Loan Facility and the Revolving Loan Facility, as amended pursuant to the Amendment, will continue to bear interest at a floating rate equal, at Parent's option, to the Alternate Base Rate plus 1.0% per annum or the Eurodollar Rate plus 2.25% per annum. In the event that the ratio of Borrower Debt to Operating Cash Flow is less than 4.75 to 1.00, the applicable interest rate will be reduced by 1/4 of 1% per annum; in the event that the ratio of Borrower Debt to Operating Cash Flow is less than 4.00 to 1.00, the applicable interest rate will be reduced by 1/2 of 1% per annum; and in the event that the ratio of Borrower Debt to Operating Cash Flow is less than 3.50 to 1.00, the applicable interest rate will be reduced by 3/4 of 1% per annum. "Alternate Base Rate" means the highest of the prime rate of TCB in effect from time to time, the federal funds effective rate plus 1/2%, and the ninety-day secondary CD Rate (adjusted for statutory reserves and FDIC assessments) plus
1 1/4%. The "Eurodollar Rate" means the rate established daily by an interbank market for Eurodollar funds selected by the Agent, adjusted for actual reserves. Interest on Alternate Base Rate borrowings will be payable quarterly in arrears and interest on Eurodollar Rate borrowings will be payable at the end of the relevant interest period (but not less often than quarterly).

     Amounts owed under the Term Loan Facility and the Revolving Loan Facility, as amended pursuant to the Amendment, will continue to be the direct obligations of Parent and will continue to be unconditionally guaranteed by Holdings. From and after the Merger, the Company will guarantee the obligations of Parent under the Credit Agreement.

     Parent's obligations under the Credit Agreement, as amended pursuant to the Amendment, will continue to be secured by a first priority, perfected security interest in all Parent's accounts receivable, general intangibles, equipment, inventory and other personal property (including deposit accounts) and all unencumbered real property, and all proceeds of the foregoing, subject to no other lien, security interest or encumbrance unless permitted under the Credit Agreement. In addition, Holdings' guarantee of Parent's obligations under the Credit Agreement will continue to be secured by a first priority, perfected security interest in the common stock of Parent. From and after the Merger, Parent will grant a pledge of the stock of the Company to the extent permitted under the indentures of Parent and Holdings. From and after the Merger, the Company will grant liens to secure the obligations of Parent to the extent permitted under the above-referenced indentures and otherwise consistent with the Credit Agreement.

     The Credit Agreement, as amended pursuant to the Amendment, will continue to contain customary covenants, including (a) limitations on additional debt and liens, (b) limitations on sales of assets and mergers, (c) limitations on cash dividends and stock repurchases, (d) limitations on capital expenditures, (e) limitations on acquisitions and (f) limitations on the prepayment of any subordinated debt. The Credit Agreement, as amended pursuant to the Amendment, will continue to contain customary representations. Pursuant to the Bank Commitment Letter, the Amendment will contain such additional covenants and representations as may be customary for transactions of the type contemplated thereby.

     The Credit Agreement, as amended pursuant to the Amendment, will continue to contain typical events of default, including, without limitation, (a) default in the payment of principal under the Credit Agreement, as amended by the Amendment, when due, (b) default in the payment of any interest under the Credit Agreement, as amended by the Amendment, when due and continuing for five days,
(c) default in the performance, or breach, of any covenant of Parent, (d) occurrence of any event of default under any other debt of Parent in excess of $1 million, (e) any final, nonappealable judgment for the payment of money in excess of $1 million (exclusive of insured amounts) shall be rendered against Parent, (f) a change of control shall have occurred, and (g) certain events involving bankruptcy or insolvency of Parent.

     TCB's commitment under the Bank Commitment Letter and CSI's agreement to perform the services described therein are subject to (a) there not occurring or becoming known to them any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects by Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole; (b) their not becoming aware after the date of the Bank Commitment Letter of any information or other matter affecting Parent, Target or the transactions contemplated thereby which, in their reasonable judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the date of the Bank Commitment Letter; (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in their judgment, could materially impair the Term Loan Facility Increase and/or the syndication of the Facility; (d) their satisfaction that prior to and during such amendment process and/or syndication of the Facility, as the case may be, there shall have been no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Parent or any affiliate thereof; (e) the negotiation, execution and delivery on or before May 31, 1997 of definitive documentation with respect to the matters set forth in the Bank Commitment Letter reasonably satisfactory to TCB and its counsel, (f) consummation of the Offer, (g) compliance with all applicable laws, including, without limitation, HSR Act compliance, (h) receipt of all required consents (e.g., franchise agreements, leases, debt documents and other material documents of the Company) and approvals, (i) receipt by the Agent of incumbency certificates, certified resolutions, officer's and secretary's certificates for Parent and Holdings, (j) the execution and delivery of the documentation relating to the Amendment, (k) the representations and warranties of Parent and Holdings are true and correct, (l) no Default or Event of Default (each as defined in the Credit Agreement) shall have occurred and be continuing, (m) receipt of an environmental review of the properties of the Company acceptable to the Agent, (n) receipt of audited financial statements of the Company for the year ended December 31, 1996, and (o) the Merger Agreement will not be materially amended without the prior written consent of CSI and TCB.

11. BACKGROUND OF THE OFFER

     Set forth below is a description of the background of the Offer, including a brief description of the material contacts between Jim L. Turner, the President and Chief Executive Officer of Parent and Holdings, and the officers and directors of the Company regarding the transactions described herein.

     Monroe L. Lowenkron, a director of the Company, and Mr. Turner have known each other personally and professionally for many years. Mr. Lowenkron was employed by a number of well-known soft drink franchise companies, including A&W Brands, Inc. ("A&W Brands"). Mr. Lowenkron was the Chief Executive Officer and a director of A&W Brands and its predecessors from 1980 through 1993. A&W Brands produces and sells a number of soft drink concentrates (including concentrates for A&W and SQUIRT brand products) to soft drink bottlers, including Parent. Mr. Lowenkron and Mr. Turner also served together on the board of directors of G. Heileman Brewing Company, Inc. On innumerable occasions during the course of their relationship, Mr. Turner and Mr. Lowenkron have discussed the soft drink industry generally and Parent's business specifically. With respect to Parent's business, these discussions included Mr. Turner's goals and strategies for Parent, as well as the potential for expanding Parent's business base through appropriate acquisitions.

     On December 18, 1996, Mr. Lowenkron telephoned Mr. Turner. Mr. Lowenkron and Mr. Turner discussed, in general terms, the objectives of the Company and Parent, the potential opportunities and benefits that might arise as a result of a combination of the two companies, and whether Mr. Turner would be interested in further exploring a possible business combination involving Parent and the Company. Mr. Lowenkron stated that he would have Ed Whiting of Whitman, Heffernan, Rhein & Co., then the Company's financial advisors, call Mr. Turner to follow-up on their discussion.

     On December 20, 1996, Bart Brodkin, the President and Chief Executive Officer of the Company, telephoned Mr. Turner to follow-up on Mr. Turner's conversation with Mr. Lowenkron. Mr. Turner advised Mr. Brodkin that he would be interested in exploring a business combination, but that he would need to visit the Company to obtain additional information before he could proceed any further.

     On December 23, 1996, Mr. Whiting telephoned Mr. Turner to discuss Parent's interest in a potential business combination with the Company. Mr. Turner indicated to Mr. Whiting that he would be interested in visiting the Company and obtaining additional information in order to evaluate such a transaction.

     On January 3, 1997, Mr. Brodkin telephoned Mr. Turner. According to Mr. Brodkin, Mr. Whiting had suggested that Mr. Brodkin call Mr. Turner to set up a meeting to provide Mr. Turner with additional information in order for Parent to evaluate a potential business combination with the Company. The meeting took place on January 16, 1997. Attendees were Mr. Turner, Mr. Whiting, Mr. Brodkin and Rick Ferguson, the Chief Financial Officer of the Company. Mr. Brodkin and Mr. Ferguson presented certain historical financial data concerning the Company and responded to questions raised by Mr. Turner. Mr. Turner indicated that he would have an interest in pursuing an acquisition of the Company. Mr. Whiting stated that he believed that the three major stockholders of the Company would likely require a price in the range of $11 to $12 per share in such a transaction. On January 17 and 18, 1997, Messrs. Turner, Brodkin and Ferguson discussed by telephone certain information regarding the Company and Messrs. Brodkin and Ferguson responded to certain follow-up questions raised by Mr. Turner.

     On January 18, 1997, Mr. Turner telephoned Mr. Lowenkron, who, Mr. Turner had been advised, had been appointed by the Company's board of directors to head a committee to review any offers to acquire the Company. Mr. Turner and Mr. Lowenkron agreed that Mr. Turner would meet with the committee on February 6, 1997 to present a proposal for acquiring the Company. On January 27, 1997, the Company and Parent executed a confidentiality agreement.

     On February 6, 1997, Mr. Turner and certain of Parent's legal and financial advisors met with Mr. Lowenkron, William Langley (who, Mr. Turner was advised, was the other member of the committee appointed by the board of directors of the Company), and the Company's outside counsel. Mr. Turner and Parent's financial advisors presented the material terms of Parent's proposal for acquiring the Company. The proposal contemplated a tender offer followed by a back-end merger, with the stockholders of the Company receiving $12.00 per share in the transaction. The committee then informed Mr. Turner and his advisors that they would discuss Parent's proposal with the entire board of directors of the Company.

     On February 7, 1997, Mr. Brodkin telephoned Mr. Turner and informed him that the Company's Board of Directors was willing to continue to explore the possibility of entering into a mutually acceptable transaction with Parent. Mr. Brodkin informed Mr. Turner that the board had instructed the Company's representatives to proceed with the negotiation of definitive documents. Over the next three weeks, representatives of Parent conducted a "due diligence" investigation of the Company and representatives of the Company and Parent negotiated the Merger Agreement and the details of the transactions contemplated thereby.

     On February 26, 1997, TCB and CSI delivered the Bank Commitment Letter and a copy was provided to the Company's representatives. Effective February 26, 1997, the Company and Parent entered into a new confidentiality agreement that superseded their prior confidentiality agreement.

     On Friday, February 28, 1997, the Company's board of directors unanimously approved the Offer, the Merger and the Merger Agreement and the Merger Agreement was executed and delivered in the late afternoon on February 28, 1997. On Monday, March 3, 1997, the first business day following the execution and delivery of the Merger Agreement, Parent and the Company issued a joint press release announcing the execution and delivery of the Merger Agreement. On March 7, 1997, Parent commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; OTHER MATTERS

  Purpose of the Offer and the Merger; Plans for the Company

     The purpose of the Offer and the Merger is to enable Parent, through Purchaser, to acquire, in one or more transactions, control of the Board, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

     Parent intends, from time to time after completion of the Offer, to evaluate and review the Company's assets, operations, management and personnel and consider what, if any, changes would be desirable in light of circumstances which then exist. Parent reserves the right to take such actions or effect such changes as it deems advisable.

     Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management.

  The Merger Agreement

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     The Offer. The Merger Agreement provides for the commencement of the Offer, in connection with which the Purchaser has expressly reserved the right to amend or modify the terms of the Offer and to waive certain conditions of the Offer; however, without the prior written consent of the Company, Purchaser has agreed not to (i) decrease the Offer Price or the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change, in any material respect, the conditions to the Offer, (iii) impose additional material conditions to the Offer, (iv) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of Shares which constitutes at least 65% of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with Shares which the Company may be required to issue pursuant to options, warrants or other obligations outstanding at that date), (v) extend the expiration date of the Offer (except that Purchaser may extend the expiration date of the Offer (a) as required by law or (b) for such periods as Purchaser may reasonably deem necessary (but not to a date later than the 45th calendar day after the date of commencement) in the event that any condition to the Offer is not satisfied), or (vi) amend any term of the Offer in any manner materially adverse to holders of Shares; provided, however, that, except as set forth above, Purchaser may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

     Board Representation. The Merger Agreement provides that promptly upon the purchase by Parent or any of its subsidiaries of such number of Shares which represents at least 65% of the outstanding Shares on a fully-diluted basis, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board of the Company) as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the "Board Percentage"). The Company has agreed, upon request of Parent, to promptly satisfy the Board Percentage by increasing the size of the Board or using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and to cause Parent's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than two directors of the Company that are not affiliated with Parent. Following the election or appointment of Parent's designees pursuant to the Merger Agreement and prior to the Effective Time of the Merger, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights thereunder shall require the concurrence of a majority of the directors of the Company then in office who are Continuing Directors. The term "Continuing Directors" means (i) each member of the Board on the date of the Merger Agreement who voted to approve the Merger Agreement and (ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the Board.

     Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms (but subject to the conditions) set forth in the Merger Agreement, Purchaser will be merged with and into the Company. In the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned directly or indirectly by the Company or by Parent, Purchaser or any other subsidiary of Parent and Dissenting Shares) shall be converted into the right to receive $12.00 net per Share in cash, without any interest thereon, less any required withholding taxes. Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Preparation of the Information Statement; Merger Without a Company Stockholders Meeting. In the event that Parent or any subsidiary of Parent shall acquire at least 65% of the outstanding Shares (on a fully diluted basis) in the Offer or otherwise, Parent, Purchaser and the Company have agreed, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, in accordance with Section 251 of the DGCL. Such action shall include the prompt preparation and distribution of an information statement (if required by applicable law) relating to the written consent of Stockholders approving the Merger (such information statement as amended or supplemented from time to time referred to herein as the "Information Statement"). The Company shall use all commercially reasonable efforts to cause the Information Statement to be mailed to the Stockholders at the earliest practicable date. Notwithstanding the foregoing, the Merger Agreement provides that, in the event that Parent or any subsidiary of Parent acquires at least 90% of the outstanding Shares in the Offer, the Merger may be effected without a meeting of the Stockholders in accordance with Section 253 of the DGCL.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and power, capital structure, corporate authorization, noncontravention, consents and approvals, Commission filings, information supplied, compliance with applicable laws, litigation, taxes, pension and benefit plans and ERISA, absence of certain changes or events, absence of undisclosed material liabilities, opinion of financial advisor, vote required, labor matters, intangible property, environmental matters, real property, board recommendation, material contracts, related party transactions, indebtedness, liens and other matters.

     Parent and Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, consents and approvals, noncontravention, information supplied, board recommendation, financing, absence of certain agreements and other matters.

     Conduct of Business Pending the Merger. The Company has agreed that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement or consented to by Parent, the Company will conduct its business in the usual, regular and ordinary course of business in substantially the same manner as conducted prior to the date of the Merger Agreement and shall use all reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees and preserve relationships with third parties with whom it has business dealings to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. The Company has further agreed that it shall not: (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of any employee benefit plan as in effect on the date of the Merger Agreement; (iv) grant any options, warrants or rights to purchase Shares; (v) amend the terms of or reprice any option or amend the terms of the Stock Option Plan; or (vi) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, any Company voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company voting debt or convertible securities, other than (a) issuances of Shares upon the exercise of options that are outstanding on the date of the Merger Agreement or (b) the issuance of Shares upon the exercise of warrants that are outstanding on the date of the Merger Agreement; (vii) make or propose to make any changes in its Certificate of Incorporation or Bylaws; (viii) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto;
(ix) acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business; (x) create or otherwise permit to exist any subsidiary of the Company; (xi) sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets except dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to the Company; (xii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;
(xiii) take or agree to take any action that is reasonably likely to result in any of the Company's representations or warranties contained in the Merger Agreement being untrue in any material respects or any of the Company's covenants contained in the Merger Agreement not being satisfied in all material respects; (xiv) increase in any manner the compensation of directors, officers or key employees, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the effective time of the Merger by any of the existing benefit plans or employee arrangements as in effect on the date of the Merger Agreement to any such director, officer or key employee, enter into any new, or materially amend any existing, employment, severance or termination agreement with any such director, officer or key employee or, except as may be required by law, become obligated under any new employee benefit plan or employee arrangement, which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (xv) assume or incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or act as guarantor for any such indebtedness, issue or sell any debt securities or warrants or rights to acquire debt securities or guarantee any debt securities of others, or enter into any lease (whether such lease is an operating or a capital lease) or create any mortgages, liens or security interests or other encumbrances on Company property or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person except for indebtedness incurred by the Company from time to time for working capital purposes in the ordinary course of business under the Credit Agreement; (xvi) enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any material contract; (xvii) take any action, other than in the ordinary course of business consistent with past practice or as required by the Commission or by law, with respect to accounting policies, procedures and practices; or (xvii) incur any capital expenditures other than those set forth on a schedule to the Merger Agreement.

     Other Agreements. The Company, Parent and Purchaser have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement subject to Stockholder approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. Parent and the Company have also made certain agreements regarding publicity, access to information and confidentiality.

     No Solicitation. From and after the date of the Merger Agreement until the termination thereof, neither the Company, nor any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being collectively referred to as "Representatives"), will, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, and neither the Company nor any of its subsidiaries will authorize or permit any of its Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its subsidiaries or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable; provided, however, that the Board is not prohibited from (i) furnishing information to, or entering into discussions with, any person or entity that makes an unsolicited written bona fide Acquisition Proposal (provided that such person or entity has the necessary funds or commitments to provide the funds to effect such Acquisition Proposal) if, and only to the extent that, (A) the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to Stockholders under applicable law, (B) prior to taking such action, the Company (x) provides reasonable prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and
(C) the Company shall promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects of, any such discussions or negotiations; or (ii) failing to make or withdrawing or modifying its recommendation to the Stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to accept the Offer and tender their Shares pursuant thereto, if there exists an Acquisition Proposal and the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to Stockholders under applicable law; or (iii) making a "stop-look-and-listen" communication with respect to the Offer or the Merger Agreement of the nature contemplated in, and otherwise in compliance with, Rule 14d-9 under the Exchange Act as a result of an Acquisition Proposal meeting the requirements of clause (i) above. The term "Acquisition Proposal" means any of the following transactions

(other than the transactions among the Company, Parent and Purchaser contemplated in the Merger Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company, computed on the basis of book value, in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except as otherwise provided in the Merger Agreement and except with respect to claims for damages incurred as a result of the breach of the Merger Agreement. In addition, the Company has agreed to pay Parent a fee in immediately available funds equal to $2,500,000 (less the amount of certain reimbursable expenses) upon the termination of the Merger Agreement in accordance with the terms thereof if any of the following events occurs (each, a "Trigger Event"): (i) the Board shall have (A) withdrawn or adversely modified in any material respect or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the Merger Agreement or (B) made a "stop-look-and-listen" communication as provided in the Merger Agreement less than five business days prior to the 45th calendar day after the date of the commencement of the Offer, or (C) failed to reaffirm its approval or recommendation of the Offer, the Merger or the Merger Agreement in the event an Acquisition Proposal has been made to the Company prior to the consummation of the Offer; or (ii) an Acquisition Proposal has been recommended or accepted by the Company or the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by the Merger Agreement) with respect to an Acquisition Proposal. In the event (i) the Merger Agreement shall be terminated in accordance with its terms, (ii) on or after August 15, 1996 and at or prior to such termination, any person or group of persons shall have made an Acquisition Proposal (each such person or member of a group of such persons being referred to as a "Designated Person"), and (iii) either (A) a transaction contemplated by the term "Acquisition Proposal" shall be consummated, on or before the one year anniversary of the termination of the Merger Agreement, with any Designated Person or any affiliate of any Designated Person or (B) the Company shall enter into an agreement, on or before the one year anniversary of the termination of the Merger Agreement, with respect to an Acquisition Proposal with any Designated Person or any affiliate of any Designated Person and a transaction contemplated by the term "Acquisition Proposal" shall thereafter be consummated with such Designated Person or affiliate thereof, then the Company shall pay to Parent a fee in immediately available funds equal to $2,500,000 (less the amount of certain reimbursable expenses and any amount paid in connection with the termination of the Merger Agreement upon the occurrence of a Trigger Event), such fee to be paid contemporaneously with the consummation of such contemplated transaction. Unless Parent is materially in breach of this Agreement as of the final expiration of the Offer (after giving effect to any extensions thereof), the Company shall pay to Parent upon demand an amount, not to exceed $750,000, to reimburse Parent and Purchaser for their Expenses (defined herein), payable in same-day funds, if the Tender Offer Minimum is not met or the Requisite Consents are not obtained or in full force and effect as of the final expiration of the Offer (after giving effect to any extensions thereof). As used herein, the term "Expenses" shall mean all documented, reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or the Purchaser to third parties in connection with the Merger, the Offer or the consummation of any of the transactions contemplated by this Agreement, including, without limitation, all printing costs and reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants. Any amounts payable to Parent pursuant to the foregoing that are not paid when due shall bear interest at the rate of 9% per annum from the date due through and including the date paid.

     Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote or written consent of the holders of a majority of the outstanding Shares entitled to vote thereon if such vote is required by applicable law; provided that Parent and Purchaser shall vote all Shares purchased pursuant to the Offer in favor of the Merger, (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Purchaser or the Surviving Corporation in connection therewith, (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking the condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated, (iv) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger; and (v) Purchaser shall have accepted for payment and paid for the Shares tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates shall own, at consummation of the Offer, 65% of the outstanding Shares of the Company on a fully diluted basis; provided that this condition shall be deemed to have been satisfied if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms and conditions of the Offer.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent by (a) mutual written consent of the Company and Parent or by mutual action of their respective Boards of Directors;
(b) either the Company or Parent, (i) prior to consummation of the Offer if there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in the Merger Agreement, which breach has not been cured within three business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Offer or the Merger shall have become final and non-appealable; (c) either the Company or Parent, so long as such party has not breached its obligations under the Merger Agreement, if the Merger shall not have been consummated on or before the 45th calendar day following the consummation of the Offer; provided, that such right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (d) Parent in the event that a Trigger Event has occurred prior to the consummation of the Offer (see "Fees and Expenses" above); (e) Parent in the event an Acquisition Proposal has been made to the Company prior to the consummation of the Offer and the Company shall fail to publicly reaffirm its approval or recommendation of the Offer, the Merger and the Merger Agreement on or before the fifth business day following the date on which Parent shall request such reaffirmation; (f) Parent, if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any of the conditions described in Section 14 of this Offer to Purchase; (g) the Company, if the Offer shall have expired or have been withdrawn, abandoned or terminated without any Shares being purchased by Purchaser thereunder on or prior to the 45th calendar day after the date of commencement of the Offer; (h) by the Company, if the Board of Directors of the Company shall fail to make or withdraw or modify its recommendation that the Stockholders approve the Merger Agreement and the Merger and accept the Offer and tender their Shares pursuant thereto if there exists an Acquisition Proposal and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to holders of Shares under applicable law. In the event of termination of the Merger Agreement by either the Company or Parent as provided therein, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company, or their respective affiliates, officers, directors or shareholders, except to the extent that such termination results from the material breach by a party to the Merger Agreement of any of its representations or warranties, or any of its covenants or agreements (subject to certain limitations) or as otherwise provided in the Merger Agreement.

     Indemnification. The Merger Agreement provides that the Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who was at the date of the Merger Agreement, or had been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be, and the Company and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law. All rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than five years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     Directors' and Officers' Insurance. For a period of two years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by the Company prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

     Amendment. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that after the Merger Agreement is approved by the Stockholders, no such amendment or modification shall(i) reduce the amount or change the form of consideration to be delivered to the holders of Shares, (ii) cause the date by which the Merger is required to be effected, or
(iii) change the amounts payable in respect of the options or warrants as set forth in the Merger Agreement.

     Timing. The Merger Agreement provides that the closing of the Merger shall occur on the second business day after satisfaction of the conditions set forth in the Merger Agreement (or as soon as practicable thereafter following satisfaction or waiver of such conditions). The Merger shall become effective upon such filing or at such time thereafter as may be provided in the certificate of merger to be filed with the Secretary of State of the State of Delaware, as provided in the DGCL, on the date of the closing of the Merger or as soon as practicable thereafter.

     The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

     Delaware Law. The Company has elected in its charter to not be subject to
Section 203 of the DGCL. Accordingly, the restrictions of Section 203 of the DGCL do not apply to the transactions contemplated by the Offer or the Merger Agreement. Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stock-holder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. As described above, the foregoing description of Section 203 of the DGCL does not apply to the Offer or the Merger (or the transactions contemplated thereby).

  Other Matters

     Management Agreements. As a condition to the execution and delivery of the Merger Agreement, Parent required the Company and Bart Brodkin to enter into the Brodkin Amendment and the Company and Rick Ferguson to enter into the Ferguson Agreement. See the discussion under "Introduction" above.

     Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or operations, conditional or otherwise, to acquire, any of the foregoing, then subject to the provisions of Section 14 below, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or make other distributions on the Shares or issue with respect to the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to Stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchase or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering Stockholders will (i) be received and held by the tendering Stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing herein shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend (but only to the extent permitted in the Merger Agreement) or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, (i) there have not been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which constitutes 65% of the Shares outstanding on a fully-diluted basis on the date of purchase, (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the Expiration Date; or (iii) the debt financing sources for Parent and Purchaser shall not have provided the applicable debt financing to Parent and Purchaser pursuant to the Bank Commitment Letter (the "Funding Condition"); or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall occur or shall be deemed by Purchaser to have occurred:

          (A) there shall be pending, as of the expiration of the Offer or at any time thereafter, any litigation that seeks to (1) challenge the acquisition by Parent, Purchaser or any of their respective affiliates or subsidiaries of Shares pursuant to the Offer or restrain, prohibit or delay the making or consummation of the Offer or the Merger, (2) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (3) impose limitations on the ability of Parent, Purchaser or any of their respective affiliates or subsidiaries effectively to acquire or hold, or to require Parent, Purchaser, the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of their assets or business, (4) impose limitations on the ability of Parent, Purchaser, the Company or any of their respective affiliates or subsidiaries to continue to conduct, own or operate, as heretofore conducted, owned or operated, all or any material portion of their businesses or assets; (5) impose or result in material limitations on the ability of Parent, Purchaser or any of their respective affiliates or subsidiaries to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company; or (6) prohibit or restrict in a material manner the financing of the Offer;

          (B) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, any Law (as defined below), or there shall have been issued any decree, order or injunction, that results in any of the consequences referred to in subsection (A) above;

          (C) any event or events shall have occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (as defined below) on the Company;

          (D) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of five hours, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any material adverse change in United States currency exchange rates or a suspension of, or a limitation on, the markets therefor, (4) the commencement of a war, armed hostilities or other international or national calamity, directly or indirectly involving the United States, (5) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, or (6) in the case of any of the foregoing, a material acceleration or worsening thereof;

          (E) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not be true and correct in all respects as of the date of expiration of the Offer or at any time thereafter as though made as of such time except (1) for changes specifically permitted by the Merger Agreement, (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (3) for breaches or inaccuracies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company;

          (F) the obligations of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) to be performed at or prior to the consummation of the Offer shall not have been performed or complied with in all material respects by the Company prior to the consummation of the Offer;

          (G) the Merger Agreement shall have been terminated in accordance with its terms;

          (H) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company exists and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger; or

          (I) as of the expiration of the Offer or at any time thereafter, the Requisite Consents (as defined below) (i) shall not have been obtained or
     (ii) shall not be currently in full force and effect; or

          (J) as of the expiration of the Offer, the Company shall have failed to deliver to Parent and Purchaser a copy of the audited financial statements of the Company for the year ended December 31, 1996, prepared in accordance with GAAP and accompanied by a signed report thereon by the Company's independent certified public accountants; or

          (K) either the Brodkin Amendment shall not be a valid and binding obligation of the Company and Bart S. Brodkin or the Ferguson Agreement shall not be a valid and binding obligation of the Company and Rick Ferguson.

     The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

     The "Requisite Consents" are defined in the Merger Agreement to include (A) the consent of the franchisors under the Company's franchise agreements with (i) Cadbury Beverages North America, Inc. and its affiliates (e.g., DR PEPPER, SEVEN-UP, A&W, WELCH'S, SUNKIST, CANADA DRY, SCHWEPPES, CRYSTAL LIGHT, and related brand products), (ii) Triarc Companies and its affiliates (e.g., RC, MISTIC and related brand products), (iii) The Procter & Gamble Company (e.g., HAWAIIAN

PUNCH, SUNNY DELIGHT, and related brand products), and (iv) Great Brands of Europe with respect to EVIAN brand products; (B) the consents of the lessors under three equipment leases and two real estate leases of the Company; and (C) the consent of the Company's lenders under its revolving credit agreement.

     "Law" means any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets.

     "Material Adverse Effect" means, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, results of operations, assets, conditions (financial or otherwise) or prospects of such party and its Subsidiaries, taken as a whole.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation thereof, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws, that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." In its charter, the Company elected not to be subject to Section 203 of the DGCL.

     Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the

Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent expects to file a Notification and Report Form with respect to the Offer as soon as practicable following commencement of the Offer. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Moreover, the Merger Agreement generally provides that the Offer may be extended for an aggregate period of not more than 45 days in the event that any condition to the Offer is not satisfied.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

     Chase Securities Inc. has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Chase Securities a fee of $750,000, which is payable upon the consummation of the Merger. In addition, Parent has agreed to reimburse Chase Securities for all out-of-pocket expenses incurred by Chase Securities, including the reasonable fees of its counsel, and to indemnify Chase Securities and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     Purchaser has retained ChaseMellon Shareholder Services, L.L.C. to act as the Information Agent and as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Chase Securities or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                        DPB ACQUISITION CORP.

                                        DR PEPPER BOTTLING COMPANY OF TEXAS

March 7, 1997

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

A. DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and officer is 2304 Century Center Blvd., Irving, Texas 75062 and each such person is a citizen of the United States.

                                                 PRESENT PRINCIPAL OCCUPATION
                NAME AND                          OR EMPLOYMENT AND FIVE-YEAR
            BUSINESS ADDRESS                          EMPLOYMENT HISTORY
            ----------------                     ----------------------------
Jim L. Turner............................  Chairman of the Board of Holdings;
                                           Chairman, President and Chief Executive
                                           Officer of Parent since 1985; Director,
                                           President and Treasurer of Purchaser
                                           since February 21, 1997; Director of The
                                           Morningstar Group Inc.; Director of All
                                           American Bottling Corporation.
William O. Hunt..........................  Director of Holdings; Chairman of the
                                           Board, Chief Executive Officer and
                                           President of Intellical Inc. from 1992 to
                                           present; Director of Allen Group, Inc.;
                                           Director of American Homestar
                                           Corporation.
J. Kent Sweezey..........................  Director of Holdings; Managing Director
                                           of Donaldson, Lufkin & Jenrette
                                           Securities Corporation since 1990.
Holly S. Lovvorn.........................  Vice-President Finance and Chief
                                           Financial Officer of Parent and Holdings
                                           since 1995; Vice-President -- Financial
                                           Analysis and Special Projects of Parent
                                           and Holdings from 1990 to 1995; Vice
                                           President and Secretary of Purchaser
                                           since February 21, 1997.

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

B. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and officer is 2304 Century Center Blvd., Irving, Texas 75062 and each such person is a citizen of the United States.

                                                 PRESENT PRINCIPAL OCCUPATION
                NAME AND                          OR EMPLOYMENT AND FIVE-YEAR
            BUSINESS ADDRESS                          EMPLOYMENT HISTORY
            ----------------                     ----------------------------
Jim L. Turner............................  Chairman of the Board of Holdings;
                                           Chairman, President and Chief Executive
                                           Officer of Parent since 1985; Director,
                                           President and Treasurer of Purchaser
                                           since February 21, 1997; Director of The
                                           Morningstar Group Inc.; Director of All
                                           American Bottling Corporation.
Holly S. Lovvorn.........................  Vice-President Finance and Chief
                                           Financial Officer of Parent and Holdings
                                           since 1995; Vice-President -- Financial
                                           Analysis and Special Projects of Parent
                                           and Holdings from 1990 to 1995; Vice
                                           President and Secretary of Purchaser
                                           since February 21, 1997.
Thomas J. Taszarek.......................  Senior Vice President -- Administration
                                           of Parent since 1993; Vice
                                           President/Personnel of Parent since 1986.
L. Glenn Glasco..........................  Vice President -- Southwest Fountain
                                           Supply/Vending Services of Parent since
                                           1983.
Larry A. Harbour.........................  Senior Vice President -- D/FW Division of
                                           Parent since 1996; Vice President -- D/FW
                                           Division since 1988.

C. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and officer is: 2304 Century Center Blvd., Irving, Texas 75062 and each such person is a citizen of the United States.

                                                 PRESENT PRINCIPAL OCCUPATION
                NAME AND                          OR EMPLOYMENT AND FIVE-YEAR
            BUSINESS ADDRESS                          EMPLOYMENT HISTORY
            ----------------                     ----------------------------
Jim L. Turner............................  Director, President and Treasurer of
                                           Purchaser since February 21, 1997;
                                           Chairman of the Board of Holdings;
                                           Chairman, President and Chief Executive
                                           Officer of Parent since 1985; Director of
                                           The Morningstar Group Inc.; Director of
                                           All American Bottling Corporation.
Holly S. Lovvorn.........................  Vice President and Secretary of Purchaser
                                           since February 21, 1997. Vice-President
                                           Finance and Chief Financial Officer of
                                           Parent and Holdings since 1995;
                                           Vice-President -- Financial Analysis and
                                           Special Projects of Parent and Holdings
                                           from 1990 to 1995.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                   By Mail:                             By Hand/Overnight Delivery:
                 P.O. Box 798                                   120 Broadway
               Midtown Station                                   13th Floor
              New York, NY 10018                             New York, NY 10271
          Attention: Reorganization                      Attention: Reorganization
                  Department                                     Department

                           By Facsimile Transmission:

                                 (201) 329-8936
                        (For Eligible Institutions Only)
                      Confirm by Telephone: (201) 296-4209

     Any questions and request for assistance or additional copies of this Offering Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses below. You may also contact your local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                        450 West 33rd Street, 14th Floor
                            New York, New York 10001
                            Toll Free (800) 241-6594